Exhibit 10.1

AIC, LLC AND CONSORTEUM HOLDINGS, INC.

TERM SHEET FOR $30,000,000 7 YEAR TERM LOAN FINANCING FROM AIC, LLC (AIC) TO CONSORTEUM HOLDINGS, INC. (CHI); (ii) $2,000,000 BRIDGE LOAN FROM AIC OR AN AFFILIATE TO CHI, (iii) SALE/PURCHASE OF A MAXIMUM OF 35% OF RESTRICTED COMMON STOCK OF CHI BY AIC, TOGETHER WITH (iv) MISCELLANEOUS RELATED AGREEMENTS DESCRIBED BELOW.

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TERM SHEET FOR:(i) $30,000,000 7 YEAR TERM LOAN FINANCING FROM AIC, LLC (AIC) TO CONSORTEUM HOLDINGS, INC. (CHI); (ii) $2,000,000 BRIDGE LOAN FROM AIC OR AN AFFILIATE TO CHI, (iii) SALE/PURCHASE OF A MAXIMUM OF 35% OF RESTRICTED COMMON STOCK OF CHI BY AIC, TOGETHER WITH (iv) MISCELLANEOUS RELATED AGREEMENTS DESCRIBED BELOW.

THE FOLLOWING TERMS HAVE NOT BEEN PUBLICLY DISCLOSED AND THEREFORE MAY CONSTITUTE MATERIAL NON-PUBLIC INFORMATION.

This Term Sheet (“Term Sheet”) summarizes the principal terms of a loan (the “Loan”), a bridge loan (the “Bridge Loan”) and an investment (the “Investment”) by AIC, a Georgia limited liability company as, respectively, the Lender, the Bridge Lender and the Investor in CHI, a Nevada corporation. The Loan, the Bridge Loan and the Investment are referred to together as the “Transaction.” In consideration of the time and expense devoted and to be devoted by AIC and CHI to the Transaction, the terms set forth below in this Term Sheet shall be binding obligations of AIC and CHI. The parties shall use good faith to negotiate and conclude definitive agreements with respect to the Transaction as quickly as possible and, in any case, in accordance with the schedule for the execution of definitive agreements for each portion of the Transaction as specified below. This Term Sheet shall be governed in all respects by the laws of the State of Nevada.

Insider Trading Prohibition. AIC and CHI acknowledge to each other that they are aware, and will advise their respective affiliates, directors, officers, employees, agents and other recipients who are informed as to the matters which are the subject of this Term Sheet, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this Term Sheet from purchasing or selling securities of CHI or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities. Each party agrees that it will obtain and preserve written acknowledgement of the prohibition on using insider information for trading purposes from each recipient of information about this Term Sheet or the proposed transaction.

Offering Terms A. THE LOAN
Lender	AIC, LLC
Borrower Amount of Loan	Consorteum Holdings, Inc. USD$30,000,000

Term of Loan	Seven (7) years with two one year right of renewal at discretion of CHI. The Loan is subject to earlier termination by AIC and by CHI in event of default. See “Event of Default” and “Termination of Loan” below.
Interest Rate	Six percent (6%) per annum payable monthly on the 15th day of each month in arrears on the amount of principal loan funds outstanding.
Disbursement Schedule for Loan:	In minimum equal successive monthly draw downs in accordance with a mutually agreed draw schedule (Exhibit A) beginning not later than sixty (60) days from the execution of this Term Sheet. By way of example, if this Term Sheet is executed on February 3, 2013, then the first draw down shall occur on or before April 4, 2013 and each 30 days thereafter. Failure of AIC to make any disbursement shall be a material breach of this Term Sheet with the consequences described below under “Termination of Loan.” Upon making the first disbursement, AIC shall be entitled to the issuance of restricted shares of the common stock of CHI as described in Part C below under the heading “The AIC Shares Issuance.”

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Repayment of Loan	Interest only for seven (7) years with a balloon payment of all accrued and unpaid interest and all principal on seventh anniversary of the first portion of the Loan disbursement under the Disbursement Schedule.
Right of Prepayment	CHI has right of prepayment of all or any portion of the Loan at any time during term of Loan without premium or penalty. Loan proceeds repaid shall not be available for re-borrowing by CHI.
Collateral Security for Loan	CHI shall give AIC a first priority security interest in and to all its assets including all IP with standard rights afforded secured party under Uniform Commercial Code of State of Nevada. CHI shall retain ownership of all its assets subject to the security interest.
Use of Proceeds	Growth and expansion capital, capital expenditure and general working capital needs related to the Company and its subsidiaries.

Loan Fees

There shall be two sets of fees for the Loan payable as follows: (i) $150,000 expense fee (the “Expense Fee”) to AIC payable within five (5) days of the execution of this Term Sheet. AIC shall return the Expense Fee to CHI immediately upon the failure to fund the Bridge Loan (described below) within thirty (30) days of the execution of this Term Sheet, or (ii) the failure to fund the first draw down under the Disbursement schedule under this Term Sheet; provided, however, that with respect to the first draw down on the Disbursement Schedule, AIC shall have one additional thirty (30) day period to complete the first portion of the draw down, failing which the Expense Fee shall be repaid forthwith to CHI.

(ii) Origination Fees as follows: CHI shall pay an origination equal to four percent (4.0%) of the total Funding amount payable as follows:- two percent (2%) to Brigham Enterprises LLC or its related companies as Funding Facilitator and two percent (2%) to Kawamura Capital LLC as consultant and coordinator (“Origination”). The Origination Fee shall be paid only from each of the loan disbursements as and when paid by AIC to CHI in accordance with the Disbursement Schedule.

Event of Default by AIC

AIC shall fail to fund the first or any subsequent instalment of the Loan in accordance with the Disbursement Schedule. If AIC shall fail to fund the first instalment of the Loan under the Disbursement Schedule then AIC shall have one thirty (30) day extension (the “Extension”) to complete the funding process.

If AIC shall fail to fund any subsequent instalment of the Loan under the Disbursement Schedule, then AIC shall not be entitled to any additional extension.

Consequences of AIC Default	If AIC fails to fund the first instalment of the Loan as extended by the Extension, then AIC shall return forthwith to CHI the Expense Fee. If AIC fails to fund any subsequent instalment of the Loan, then the Loan shall terminate forthwith, and CHI’s obligation to repay any portion of the principal amount of the Loan and accrued and unpaid interest received theretofore shall terminate and be null and void.

CHI Default	CHI defaults in any representation, warranty and covenant in the definitive Loan Documents (defined below); or commits a voluntary or involuntary act of bankruptcy or similar filing.

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Consequences of CHI Default	AIC‘s obligation to continue funding the Loan shall cease and AIC shall exercise all remedies of a secured party under the Uniform Commercial Code.

Definitive Loan Documents	The Parties will negotiate and execute definitive agreements, for the Loan including but not limited to the following: the Loan Agreement, the Secured Note and Collateral Security Agreement, (the “Definitive Loan Agreements”).

Best Efforts/Confidentiality:	The Parties agree to use best efforts to work in good faith expeditiously towards a closing within 60 days of the date of acceptance of this Term Sheet. AIC and CHI and their respective representatives will not disclose the terms of this Term Sheet, or the existence of the discussions related thereto, to any person other than officers, members of the Board of Directors and the Company’s accountants and attorneys without the written consent of the other Party; provided, however, that CHI will make such filings and issue such press releases as may be required to fulfill its Federal securities laws disclosure requirements (the “Disclosure Rules”) including the filing of a Form 8-K regarding this Term Sheet. CHI shall furnish a draft report to AIC for its review and comment prior to each such filing.

Counsel and Expenses:	AIC and CHI shall each bear the costs of its own counsel and accountants and other professionals, and all other expenses in connection with negotiation and execution of the definitive agreements and this Term Sheet; provided, however, that CHI will be reimbursed the Expense Fee from the proceeds of the Bridge Loan.
Board of Directors:	Immediately after Closing, the Board shall consist of 4 directors comprised of (i) 1 representative designated by AIC, (ii) and 3 directors designated by CHI; provided, however, that AIC’s right to board representation shall increase in proportion to each portion of the Loan disbursement in accordance with the Disbursement Schedule such that its final Board representation shall comprise one third of all Board members. AIC shall also be entitled to appoint one board observer.
B. THE BRIDGE LOAN
Terms/Conditions of Bridge Loan	Within thirty (30) days of the date of this Term Sheet AIC or an affiliate shall lend $2,000,000 to CHI (THE “Bridge Loan”) that CHI shall repay from the first proceeds of the Loan hereunder. If the funding of the Loan does not proceed, then the Bridge Loan shall convert to a convertible note. The convertible note shall be for one year and shall accrue interest at 6% per annum and shall be convertible into common stock of the company at a 85% discount of market price based on a 5 day trailing average of the closing stock price; at the option of the Company. The Bridge Loan shall bear simple interest at six percent (6%) per annum, and the Bridge Lender shall be given a collateral security interest in the assets of CHI. If the funding of the Bridge Loan does not proceed, then this Term Sheet shall terminate and AIC shall forthwith repay the Expenses Fee to CHI. The documentation for the Bridge Loan shall include a Bridge Loan Note and the related Collateral Security Agreement.

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C. THE AIC SHARE ISSUANCE	At the time of the first disbursement under the Loan, CHI shall issue to AIC that number of restricted shares of its common stock as shall represent thirty-five percent (35%) of all of the issued and outstanding common stock of CHI on a fully-diluted basis. The AIC Shares shall be deposited in escrow with CHI’s transfer agent pursuant to the terms and conditions of an escrow agreement. The portion of the AIC Shares actually distributed to AIC by CHI, i.e., one sixth (16 and 2/3%) of the thirty five percent (35%) total of AIC Shares shall be made each time a disbursement of the Loan is made in accordance with the timing and amounts shown in the Disbursement Schedule. If any disbursement is not made as scheduled, then the distributions of the remaining ACI Shares shall cease and all such ACI Shares remaining in escrow shall be returned to CHI and cancelled.
Additional Terms/Conditions of AIC Shares	The AIC Shares shall be subject to the following additional conditions: a lock-up such that not more than an agreed upon percentage of such Shares can be sold by AIC within any three month period. AIC shall comply with all of the Disclosure Rules applicable to the holder of a thirty-five percent ownership position in a public company. AIC shall be permitted to transfer portions of the AIC Shares in conformity to Federal securities laws requirements; provided, however, that any such transfer of the AIC Shares shall not be made to any person or entity that is subject to any legal or regulatory disqualification in the gaming or credit industries or other business areas in which CHI operates or proposes to operate under the Business Plan. AIC and CHI shall agree to a mutual voting agreement for the election of directors proposed by each of them.
Definitive AIC Shares Agreements	The Parties will negotiate and execute definitive agreements, for the AIC Shares including but not limited to the following: the AIC Shares Agreement, the Shareholders Agreement, the Escrow Agreement (if applicable), the Voting Trust Agreement, the Board Representation Agreement (the “Definitive AIC Shares Agreements”).
Business Development Services Agreement	In addition to the documents listed above the Parties shall enter into a Business Development Services Agreement containing terms and conditions agreed upon by the Parties.
Characteristics of Definitive Transaction Agreements	Subject in all respects to the condition entitled “Severability” below, the Definitive Agreements for the Transaction shall contain such representations and warranties, covenants, indemnifications, signatories, conditions to closing, rights of shareholders, as are customary in agreements of these kinds. The Parties understand and acknowledge that it is not possible in the Term Sheet to list and define all such terms and conditions. Nevertheless, the parties hereto shall negotiate in good faith to address and modify the Transaction Definitive Agreements so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions contemplated by this Term Sheet are consummated as originally contemplated to the greatest extent possible.

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Severability	If any term or other provision of this Term Sheet is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Term Sheet shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Term Sheet is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Term Sheet so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions contemplated by this Term Sheet are consummated as originally contemplated to the greatest extent possible.
Governing Law	This Term Sheet shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed in that State.
Dispute Resolution; Jurisdiction

Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Nevada and of the United States, in each case located in the County of Clark, for any litigation arising out of or relating to this Term Sheet (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Term Sheet shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Letter of Intent in the courts of the State of Nevada or the United States, in each case located in the County of Clark, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

Waiver of Jury Trial	Each of the Parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Term Sheet or the Transactions contemplated by this Term Sheet.
Assignment	This Term Sheet may not be assigned by operation of law or otherwise by a Party without the express prior written consent of the other Party (which consent may be granted or withheld in the sole discretion of either Party).
No Third Party Beneficiaries	This Term Sheet shall be binding upon and inure solely to the benefit of the Parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Term Sheet.
Amendment	This Term Sheet may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each of the Parties.

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Entire Agreement	This Term Sheet constitutes the entire agreement of AIC and CHI with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.
Waiver	Either Party to this Term Sheet may (a) extend the time for the performance of any obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Term Sheet. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any such rights.
Execution in Counterparts	This Term Sheet may be executed and delivered (including by facsimile transmission or by electronic signature) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
Expiration	This Term Sheet shall expire in one calendar week from issuing if not accepted by both Parties by that date.
Intentions of the Parties; Legal Effect of the Term Sheet	The Parties recognize that this Term Sheet does not contain all matters upon which agreement must be reached for the Loan, the Bridge Loan and the AIC Shares issuance. Nevertheless, the Parties agree that to the extent set forth in this Term Sheet, the terms and conditions contained herein create enforceable legal obligations on the part of both Parties hereto with respect to the definitive terms and conditions for the Loan, the Bridge Loan and the AIC Shares issuance described in this Term Sheet. The Parties intend that the Term Sheet shall be a legally binding and enforceable commitment with respect to the Transactions, notwithstanding the fact that the Parties must enter into the Definitive Agreements for the Transaction.

IN WITNESS WHEREOF, the undersigned have executed this Term Sheet as of this – day of February 2013 and agree to be legally bound by all of the terms and conditions contained in this Term Sheet for the Loan, the Bridge Loan and the AIC Shares issuance, notwithstanding that there remain to be negotiated and executed the Definitive Agreements for these Transactions.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY NAME: Consorteum Holdings Inc.

By: /s/ Craig Fielding

Name: Craig Fielding

Title: CEO

COMPANY NAME: AIC, LLC

By: /s/ Edward JP Bingham

Name: Edward JP Brigham

Title: Member and CEO

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